Exhibit 10.19
THIRD AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     THIS THIRD AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into on January 7, 2009 (the “Effective Date”), by and between Walter C. Rakowich (the “Executive”) and ProLogis, a Maryland real estate investment trust (the “Company”).
WITNESSETH THAT:
     WHEREAS, the Executive is currently employed by the Company in an executive capacity;
     WHEREAS, the parties are currently parties to that certain Second Amended and Restated Employment Agreement dated December 31, 2008 (the “Prior Employment Agreement”);
     WHEREAS, the Management Development and Compensation Committee (the “Committee”) of the Board of Trustees of the Company (the “Board”) has the authority to determine the compensation and other terms and conditions of the Company’s executives; and
     WHEREAS, the Committee has determined that it is appropriate to make certain changes to the Prior Employment Agreement to reflect changes to certain aspects of the Executive’s terms and conditions of employment with the Company; and
     WHEREAS, the Company and the Executive have agreed to enter into this Agreement to reflect the terms and conditions of the Executive’s employment with the Company from and after the Effective Date;
     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, it is hereby covenanted and agreed by the Executive and the Company as follows:
     1. Term. Subject to the terms and conditions of this Agreement, the Company hereby agrees to employ the Executive as its Chief Executive Officer for the Agreement Term (as defined below), and the Executive hereby agrees to remain in the employ of the Company and to provide services during the Agreement Term in accordance with this Agreement. The “Agreement Term” shall be the period beginning as of the Effective Date and ending on December 31, 2011, or if this Agreement is earlier terminated pursuant to paragraph 4 hereof, the date of such termination; provided, however, that the Executive’s promotion to Chief Executive Officer was effective as of November 10, 2008.
     2. Performance of Services. The Executive’s employment with the Company shall be subject to the following:
          (a) During the Agreement Term, while the Executive is employed by the Company, the Executive shall devote his full time, energies and talents to serving as its Chief Executive Officer.

          (b) The Executive shall report to the Board. The Executive agrees that he shall perform his duties faithfully and efficiently and to the best of his abilities, subject to the directions of the Board. The Executive’s duties may include providing services for both the Company and the Subsidiaries (as defined below), as determined by the Board; provided, that the Executive shall not, without his consent, be assigned tasks that would be inconsistent with those of a chief executive officer of a comparable company to the Company. The Executive shall have such authority, power, responsibilities and duties as are inherent in his positions (and the undertakings applicable to his positions) and necessary to carry out his responsibilities and the duties required of him hereunder.
          (c) Notwithstanding the foregoing provisions of this paragraph 2, during the Agreement Term, the Executive may devote reasonable time to the supervision of his personal investments and activities involving professional, charitable, community, educational, religious and similar types of organizations, speaking engagements, membership on the boards of directors of other organizations, and similar types of activities, to the extent that such other activities do not, in the judgment of the Board, interfere with the performance of the Executive’s duties under this Agreement, violate the terms of any of the covenants contained in paragraph 8 or 9 hereof or otherwise conflict in any material way with the business of the Company or any Subsidiary; provided, however, that the Executive shall not serve on the board of any business, or hold any other position with any business, without the prior consent of a majority of the nonemployee members of the Board.
          (d) For purposes of this Agreement, the term “Subsidiary” shall mean any corporation, partnership, joint venture or other entity during any period in which at least a fifty percent (50%) interest in such entity is owned, directly or indirectly, by the Company (or a successor to the Company).
     3. Compensation. Subject to the terms of this Agreement, during the Agreement Term, while the Executive is employed by the Company, the Company shall compensate him for his services as follows:
          (a) For the portion of the Agreement Term commencing on the Effective Date and ending on December 31, 2008, the Executive shall receive a base salary at the annual rate of $630,000 (the “Salary”). Effective for each 12-consecutive month period of the Agreement Term commencing on January 1, 2009 and ending on each anniversary thereof, the Executive’s annual rate of Salary shall be equal to $1,000,000. The Executive’s Salary shall be payable in installments in the same manner as salary is paid to other corporate-level senior managers of the Company.
          (b) For calendar year 2008, the Executive shall receive a bonus equal to $840,000, payable at the same time as bonuses are paid to other corporate-level senior managers of the Company. For the calendar year commencing on January 1, 2009, the Executive may receive an annual bonus that has a target equal to 200% of his Salary (the “Target Bonus”) and that shall be not less than zero and not more than 200% of the Target Bonus; provided, however, that the actual amount of the annual bonus earned by and payable to the Executive in any year shall be determined upon the satisfaction of goals and objectives established by the Committee and communicated to the Executive, and shall be subject to such other terms and conditions of the Company’s annual bonus plan as in effect from time to time, including the right of the Committee, in its discretion, to reduce the amount of the annual bonus following the end of the year in which such annual bonus shall have been earned. Such bonuses shall be paid at the same time as bonuses are paid to other corporate-level senior managers of the Company. The corporate financial goals and objectives established for the Executive shall be the corporate financial goals and objectives established for other corporate-level senior managers of the Company in terms of measurement and definition. Any additional operating, strategic or other goals and objectives established for the Executive shall be as determined by the Committee and communicated to the Executive not later than the time that the corporate financial goals and objectives are communicated to the Executive.
          (c) Special LTIP Award. On November 11, 2008, the Executive was awarded stock options and restricted stock units under the Company’s 2006 Long-Term Incentive Plan (the “LTIP”). Such awards (the “Special LTIP Awards”) will vest as 25% of the applicable grant on each of December 31, 2008, 2009, 2010 and 2011, respectively, provided that vesting for each 25% of the grant shall be conditioned upon the Executive’s continuous employment by the Company through the vesting date applicable to the 25% of the grant in question (or as otherwise provided in this Agreement). In all other respects, such awards shall be subject to the standard terms and conditions as apply to the grants of such awards made under the LTIP and shall be evidenced by an appropriate grant agreement.
          (d) Incentive Awards.
          (i) During each calendar year of the Agreement Term (that is, for 2009, 2010 and 2011), the Executive shall be granted equity-based awards under the LTIP, as amended from time to time (or a successor plan thereto) and/or a cash incentive award (such annual award, whether in the form of equity-based awards, cash or a combination thereof, being referred to herein as the “Incentive Award”), having an annual aggregate value (as determined under generally accepted accounting principles consistently applied by the Company to Incentive Awards to senior executives granted at such time) of $7,500,000, in such form(s) as determined by the Committee but consistent with the forms of Incentive Awards granted to other senior executives of the Company and consistent with the proportion of each type of Incentive Award granted to other senior executives of the Company; provided, however, that for calendar year 2008, the Executive’s Incentive Award shall be an amount having an aggregate value (as determined under generally accepted accounting principles consistently applied by the Company to awards to senior executives granted at that time) of $3,500,000. To the extent applicable, each stock option granted pursuant to this clause 3(d)(i) shall have a term of 10 years from its date of grant. Except as otherwise expressly provided in this subparagraph 3(d), the date on which the grants of the Incentive Awards pursuant to this clause 3(d)(i) shall occur and the terms and conditions applicable to such Incentive Awards shall be determined by the Committee in its discretion, provided that the Incentive Awards made pursuant to this clause 3(d)(i) shall be made at the same time and, except as otherwise expressly provided in this subparagraph 3(d), shall have the same terms as annual Incentive Awards granted to other senior executives of the Company (or if not granted to other senior executives, such awards shall be granted to the Executive at least annually, based on the terms applicable under the last such type awards granted to them) and that the first such grant for 2008 shall be made not later than the time Incentive Awards are made for other senior executives of the Company. For the avoidance of doubt, the Executive shall be entitled to an Incentive Award for 2011 if he remains continuously employed by the Company through 2011, even though such Incentive Award may be made after the Agreement Term expires; provided, however, that, with respect to the Incentive Award for 2011, the Company, in its discretion, may determine (1) the form of the award (e.g., cash, equity-based or a combination thereof) without regard to the form of Incentive Awards granted to other senior executives of the Company and (2) the timing of the award as long as it is made no later than the time at which the Incentive Awards for 2011 are made for other senior executives of the Company.
          (ii) Any provision of clause 3(d)(i) to the contrary notwithstanding, each equity-based award Incentive Award that is granted to the Executive under the LTIP (or a successor thereto) on or after the Effective Date and the Special LTIP Awards (collectively, the “New Incentive Awards”) shall provide as of the date on which such New Incentive Award is granted:
          (1) If the Date of Termination (as defined in subparagraph 4(h)) occurs during the Agreement Term as the result of (A) termination by the Company without Cause (as defined in subparagraph 4(c)), (B) by Constructive Discharge (as defined in subparagraph 4(d)), or (C) due to the Executive’s death or Disability (as defined in subparagraph 4(b)), or if the Agreement Term expires on December 31, 2011 and the Executive’s Date of Termination does not occur prior such date, any New Incentive Award that is not then vested or exercisable shall continue to vest in accordance with its terms as though the Executive had remained an employee of the Company until such New Incentive Award is fully vested.
          (2) If the Date of Termination occurs during the Agreement Term for any reason other than as specified in subclause 3(d)(ii)(1), any portion of the New Incentive Awards that are not vested or exercisable as of the Date of Termination shall be forfeited as of the Date of Termination and the Executive shall have no further rights under or with respect thereto.
          (3) To the extent applicable and to the extent vested, each New Incentive Award shall remain exercisable through the expiration date thereof, which shall be defined as the ten year anniversary of the date of grant, unless the Date of Termination occurs pursuant to subclause 3(d)(ii)(1) in which case the Expiration Date shall be that defined the LTIP (or a successor thereto) or the applicable award agreement evidencing the New Incentive Award, as applicable.
          (4) Notwithstanding the foregoing provisions of this paragraph 3(d), if, within one year following the Date of Termination, the Executive breaches the provisions of paragraph 8 or subparagraphs 9(a) or 9(b), any New Incentive Awards that are not vested upon the date of such breach shall be forfeited and the Executive shall have no further rights under or with respect thereto.
          (iii) Any provision of clause 3(d)(i) to the contrary notwithstanding, each equity-based award that has been granted to the Executive under the LTIP (or the ProLogis 1997 Long-Term Incentive Plan (the “1997 Plan”)) prior to the Effective Date and that is outstanding on the Effective Date other than the Special LTIP Awards (collectively, the “Existing Incentive Awards”) shall provide (or shall be amended to provide) as follows as of the Effective Date:
          (1) If the Date of Termination occurs during the Agreement Term as the result of (A) termination by the Company without Cause , (B) by Constructive Discharge, or (C) due to the Executive’s death or Disability, or if Executive remains continuously employed by the Company through December 31, 2009, any Existing Incentive Award that is not then vested or exercisable shall continue to vest in accordance with its terms as though the Executive had remained an employee of the Company until such Existing Incentive Award is fully vested.
          (2) If the Date of Termination occurs prior to December 31, 2009 for any reason other than as specified in subclause 3(d)(iii)(1), any portion of the Existing Incentive Awards that are not vested or exercisable as of the Date of Termination shall be forfeited as of the Date of Termination and the Executive shall have no further rights under or with respect thereto.
          (3) To the extent applicable and to the extent vested, each Existing Incentive Award shall remain exercisable through the expiration date thereof, which shall be defined as the ten year anniversary of the date of grant, unless the Date of Termination occurs pursuant to subclause 3(d)(iii)(1) in which case the Expiration Date shall be that defined in the 1997 Plan, the LTIP or the applicable award agreement evidencing the Existing Incentive Award, as applicable.
          (4) Notwithstanding the foregoing provisions of this paragraph 3(d), if, within the one year period beginning on the earlier of the Date of Termination or December 31, 2009 the Executive breaches the provisions of paragraph 8 or subparagraphs 9(a) or 9(b), any Existing Incentive Awards that are not vested upon the date of such breach shall be forfeited and the Executive shall have no further rights under or with respect thereto.
          (iv) Except as otherwise specifically provided to the contrary in clause 3(d)(i) (relating to Incentive Awards for calendar year 2011), in no event shall the Executive be entitled to any awards pursuant to this subparagraph 3(d) if his Date of Termination has occurred prior to the date on which the awards are made under the LTIP for the applicable calendar year. Nothing in this clause 3(d)(iv) shall affect the Executive’s rights under paragraph 5.

          (e) Except as otherwise specifically provided to the contrary in this Agreement, the Executive shall be eligible to participate in the Company’s employee benefit plans, programs, policies and arrangements to the same extent and on the same terms as those benefits are provided by the Company from time to time to the Company’s other similarly situated senior management employees whose principal residence and Company workplace is in the United States.
          (f) In the event that the Company materially restates or otherwise materially modifies any of its financial statements, the Company and the Executive shall submit to arbitration, pursuant to paragraph 24 hereof, the question of whether and in what amount, if any, compensation previously paid to the Executive based upon the satisfaction of goals and objectives established by the Committee pursuant to this paragraph 3 exceeded the amount of compensation that would have been paid to the Executive based upon the extent to which such goals and objectives actually had been satisfied, as determined based upon the restated or modified financial statements (such excess being referred to herein as the “Excess Compensation”). If it is determined pursuant to such arbitration proceeding that the Executive was paid Excess Compensation, the Executive shall pay to the Company a cash amount equal to the Excess Compensation within 30 days following the Executive’s receipt of notice of such determination. If the Executive fails to pay such cash amount to the Company within such 30-day period, the Company shall be entitled, in its discretion, (i) to set off the amount of the Excess Compensation against amounts of compensation payable, or to become payable, to the Executive by the Company, (ii) cause the Executive to forfeit stock options granted by the Company and held by the Executive having an aggregate intrinsic value (i.e., the Fair Market Value of one Share as of the date of determination, minus the stock option exercise price) equal to the amount of the Excess Compensation, (iii) cause the Executive to forfeit any Shares acquired by the Executive (after tax withholding therefrom) upon the vesting of any awards granted by the Company having an aggregate Fair Market Value on the date of such forfeiture (after tax withholding therefrom) equal to the amount of the Excess Compensation or (iv) take any combination of the actions described in the foregoing clauses (i), (ii) and (iii). Notwithstanding the foregoing, in no event shall any such offset be applied to any compensation otherwise payable to the Executive that is subject to section 409A of the Code.
          (g) The Executive is authorized to incur reasonable expenses for entertainment, travel, meals, lodging and similar items in promoting the Company’s business. The Company will reimburse the Executive for reasonable expenses so incurred in accordance with the normal practices of the Company.
          (h) The Company shall pay the Executive’s professional fees incurred to negotiate this Agreement in an amount not to exceed $100,000. The Executive shall submit a copy of the statement for such professional services to the Company on or before February 28, 2009, and the Company shall make such payment not later than 30 days following the date on which the Company receives the copy of such statement.
          (i) Within twelve (12) months after the time the Executive receives any portion of the $7,500,000 Incentive Award described in subparagraph 3(d) above (if paid in cash) or after the time any such Incentive Award vests (in the case of equity-based awards), the Executive shall contribute 15% of the value of such Incentive Award (determined as of the time of payment, in the case of cash awards, and at the time an award vests and is paid, in the case of an equity-based award) to The ProLogis Foundation.
     4. Termination. The Executive’s employment with the Company during the Agreement Term may be terminated by the Company or the Executive without any breach of this Agreement only under the circumstances described in subparagraphs 4(a) through 4(f):
          (a) Death. The Executive’s employment hereunder will terminate upon his death.
          (b) Disability. The Company may terminate the Executive’s employment during any period in which he is Disabled. The Executive shall be considered “Disabled” or to have a “Disability” during any period in which he is, by reason of a medically determinable physical or mental impairment, entitled to receive cash benefits (after completion of any applicable waiting period) under the Company’s long-term disability benefit plan as in effect from time to time for the Executive.
          (c) Cause. The Company may terminate the Executive’s employment hereunder at any time for Cause. For purposes of this Agreement, the term “Cause” shall mean in the reasonable judgment of the Board (i) the willful and continued failure by the Executive to substantially perform his duties with the Company or any Subsidiary which failure is not corrected within 30 days after written notification by the Company or Subsidiary, (ii) the willful engaging by the Executive in conduct which is demonstrably injurious to the Company or any Subsidiary, monetarily or otherwise, or (iii) the engaging by the Executive in egregious misconduct involving serious moral turpitude. For purposes hereof, no act, or failure to act, on the Executive’s part shall be deemed “willful” if done, or omitted to be done, by the Executive in good faith or with a reasonable belief that such action was in the best interest of the Company or Subsidiary.
          (d) Constructive Discharge. If (x) the Executive provides written notice to the Company of the occurrence of Good Reason (as defined below) within 90 days after the Executive first has knowledge of the circumstances constituting Good Reason, which notice shall specifically identify the circumstances which the Executive believes constitute Good Reason; (y) the Company fails to correct the circumstances constituting “Good Reason” within 30 days after such notice; and (z) the Executive resigns within six months after the initial existence of such circumstances; then the Executive shall be considered to have been subject to a Constructive Discharge by the Company. For purposes of this Agreement, “Good Reason” shall mean, without the Executive’s express written consent (and except in consequence of a prior termination of the Executive’s employment), the occurrence of any of the following circumstances:
          (i) The assignment of any duties to the Executive that are materially inconsistent with his position and status as Chief Executive Officer of the Company.
          (ii) A material reduction by the Company in the Executive’s Salary or Target Bonus percentage to an amount that is less than that required under subparagraph 3(a) or 3(b), or, for periods prior to January 1, 2009, a material reduction in the 2008

Bonus, as the case may be, provided that the Committee’s exercise of its discretion to reduce the dollar amount of the annual bonus in accordance with subparagraph 3(b) hereof shall not constitute Good Reason.
          (iii) Upon or within 24 months following a Change in Control, relocation of the Executive’s base office to an office that is more than 30 highway miles from the Executive’s base office on the day immediately preceding the date of the Change in Control;
          (iv) Failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement.
          (v) Upon or within 24 months following a Change in Control, either (A) the Executive is not the chief executive officer of the publicly-traded entity resulting from such Change in Control or of the publicly-traded parent of such entity, in either case reporting directly to the board of directors of such publicly-traded entity or such publicly-traded parent, or (B) there is no publicly-traded entity resulting from such Change in Control and no publicly-traded parent of such entity.
The Executive’s right to terminate his employment pursuant to this subparagraph 4(d) shall not be affected by his incapacity due to physical or mental illness. The Executive’s continued employment during any notice and cure period set forth in this subparagraph 4(d) shall not constitute consent to the applicable Good Reason event and shall not constitute a waiver of the Executive’s right to terminate employment on account of Good Reason after expiration of any cure period in accordance with this subparagraph 4(d).
          (e) Termination by Executive. The Executive may terminate his employment hereunder at any time for any reason by giving the Company prior written Notice of Termination (as defined in subparagraph 4(g)), which Notice of Termination shall be effective not less than 60 days after it is given to the Company, provided that nothing in this Agreement shall require the Executive to specify a reason for any such termination. However, to the extent that the procedures specified in subparagraph 4(d) are required, the procedures of this subparagraph 4(e) may not be used in lieu of the procedures required under subparagraph 4(d).
          (f) Termination by Company. The Company may terminate the Executive’s employment hereunder at any time for any reason, by giving the Executive prior written Notice of Termination, which Notice of Termination shall be effective immediately, or such later time as is specified in such notice. The Company shall not be required to specify a reason for the termination under this subparagraph 4(f), provided that termination of the Executive’s employment by the Company shall be deemed to have occurred under this subparagraph 4(f) only if it is not for reasons described in subparagraph 4(b), 4(c), 4(d), or 4(e). Notwithstanding the foregoing provisions of this subparagraph 4(f), if the Executive’s employment is terminated by the Company in accordance with this subparagraph 4(f), and within a reasonable time period thereafter, it is determined by the Board that circumstances existed which would have constituted a basis for termination of the Executive’s employment for Cause in accordance with subparagraph 4(c) disregarding circumstances which could have been remedied if notice had been given in accordance with subparagraph 4(c), the Executive’s employment will be deemed to have been terminated for Cause in accordance with subparagraph 4(c).
          (g) Notice of Termination. Any termination of the Executive’s employment by the Company or the Executive (other than a termination pursuant to subparagraph 4(a)) must be communicated by a written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” means a dated notice which indicates the Date of Termination (not earlier than the date on which the notice is provided), and which indicates the specific termination provision in this Agreement relied on and, except for a termination pursuant to subparagraph 4(e) or 4(f), which sets forth in reasonable detail the facts and circumstances, if any, claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. No purported termination of the Executive’s employment which is not effected pursuant to a Notice of Termination satisfying the requirements of this subparagraph shall be effective.
          (h) Date of Termination. “Date of Termination” means the last day the Executive is employed by the Company and the Subsidiaries, provided that the Executive’s employment is terminated in accordance with the foregoing provisions of this paragraph 4 and such termination constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h) determined in accordance with the default provisions thereof.
          (i) Effect of Termination. If, on the Date of Termination, the Executive is a member of the Board or the board of trustees or board of directors of any of the Subsidiaries, or holds any other position with the Company or any of the Subsidiaries (other than the position described in subparagraph 2(a) hereof), the Executive shall resign from all such positions as of the Date of Termination. Notwithstanding anything to the contrary in this Agreement, in the event that the Executive’s employment is terminated pursuant to subparagraph 4(a) (relating to the Executive’s death), subparagraph 4(b) (relating to the Executive being Disabled), subparagraph 4(d) (relating to Constructive Discharge) or subparagraph 4(f) (relating to termination by the Company without Cause), any portion of the Incentive Award (including but not limited to any pro rata Incentive Award that is paid pursuant to clauses 5(b)(ii) or 5(d)(v)) that is paid or vests on or after the earlier of the date that Notice of Termination is provided or the Executive’s Date of Termination shall not trigger any obligation by the Executive to make a contribution to The ProLogis Foundation pursuant to subparagraph 3(i).
     5. Rights Upon Termination. The Executive’s right to payments and benefits under this Agreement for periods after his Date of Termination shall be determined in accordance with the following provisions of this paragraph 5:
          (a) If the Executive’s Date of Termination occurs during the Agreement Term for any reason, or upon the expiration of the Agreement Term as provided in paragraph 1 hereof, the Company shall pay to the Executive:
          (i) The Executive’s Salary (to the extent not previously paid) for the period ending on the Date of Termination, payable within 30 days following the Date of Termination (or such earlier date required by applicable law).

          (ii) Payment for unused vacation days, as determined in accordance with Company policy as in effect from time to time, payable within 30 days following the Date of Termination (or such earlier date required by applicable law).
          (iii) If the Date of Termination occurs after the end of a performance period and prior to the payment of the Target Bonus or other applicable bonus amount (as described in subparagraph 3(b)) for the period, the Executive shall be paid such bonus amount at the regularly scheduled time.
          (iv) Any other payments or benefits to be provided to the Executive by the Company pursuant to any employee benefit plans or arrangements of the Company, to the extent such amounts are due from the Company.
          (v) Any unreimbursed business expenses payable pursuant to clause 3(g) for the period ending on such termination.
          (vi) Any amounts to which the Executive may be entitled under subparagraph 10(c), payable in accordance with subparagraph 10(c).
Nothing in this Agreement shall be construed as requiring the Executive to be treated as employed by the Company for purposes of any employee benefit plan or arrangement following the date of the Executive’s Date of Termination.
          (b) If the Executive’s Date of Termination occurs during the Agreement Term under circumstances described in subparagraph 4(a) (relating to the Executive’s death) or in subparagraph 4(b) (relating to the Executive’s being Disabled), then, in addition to the amounts payable in accordance with subparagraph 5(a), the Executive shall be entitled to:
          (i) a bonus pursuant to subparagraph 3(b) for the fiscal year in which the Date of Termination occurs based on actual performance for such full fiscal year under the applicable bonus plan, determined solely by the achievement of those corporate financial goals and objectives established for the corporate-level senior managers of the Company, including the Executive (and not upon the achievement of any additional operating, strategic or other goals or objectives established only for the Executive, and without the exercise of any negative discretion), multiplied by a fraction, the numerator of which is the number of days that the Executive was employed by the Company during such fiscal year, and the denominator of which is 365. Any prorated bonus payable pursuant to this clause 5(b)(i) shall be payable at the time that bonuses are payable to senior managers of the Company generally for such fiscal year (and not later than March 15 following the year in which the Date of Termination occurs); and
          (ii) a pro rata portion of the Incentive Award pursuant to subparagraph 3(d) for the calendar year in which the Date of Termination occurs determined by multiplying $7,500,000 by a fraction, the numerator of which is the number of days that the Executive was employed by the Company during such calendar year, and the denominator of which is 365. Any prorated Incentive Award payable pursuant to this clause 5(b)(ii) shall be payable and/or granted on the Date of Termination.

          (c) If the Executive’s Date of Termination occurs during the Agreement Term under circumstances described in subparagraph 4(c) (relating to the Executive’s termination for Cause), subparagraph 4(e) (relating to the Executive’s resignation other than his Constructive Discharge), or if the Executive’s employment with the Company terminates upon the expiration of the Agreement Term (as contemplated in paragraph 1), then, except as otherwise expressly provided in this Agreement or otherwise agreed in writing between the Executive and the Board, the Company shall have no obligation to make payments under this Agreement for periods after the Executive’s Date of Termination.
          (d) If the Executive’s Date of Termination occurs during the Agreement Term under circumstances described in subparagraph 4(d) (relating to Constructive Discharge) or subparagraph 4(f) (relating to termination by the Company without Cause), then, in addition to the amounts payable in accordance with subparagraphs 5(a):
          (i) The Executive shall receive from the Company an amount equal to the product of (x) two (2) multiplied by (y) the sum of the Executive’s Salary plus his Target Bonus or, if the Termination Date occurs prior to January 1, 2009, the 2008 Bonus (in each case determined without regard for any reduction constituting Good Reason), which amount shall be payable to the Executive in substantially equal payroll installments for the 24-month period following the Date of Termination (the “Severance Period”). The Severance Period, and the Company’s obligation to make payments under this clause 5(d)(i) shall cease with respect to periods after the breach by the Executive of any of the provisions of paragraph 8, subparagraph 9(b) or paragraph 12 of this Agreement. In no event, however, shall the Executive be entitled to receive any amounts, rights, or benefits under this subparagraph 5(d) unless the “Release Requirements” are satisfied and such requirements will be satisfied if he executes a release of claims against the Company in the form attached hereto as Exhibit A within 45 days following the date such release is tendered by the Company to the Executive, which tender shall be made by the Company within 15 days following the Date of Termination, and all periods within which the Executive shall have the right to revoke such release, or any portion thereof, shall have expired. In the event that a termination described in this clause 5(d)(i) occurs upon, prior to and either at the direction of a third party or otherwise in connection with, or during the 24-month period after, the occurrence of a Change in Control, the amount set forth in this clause 5(d)(i) above shall be paid in a lump sum within 14 days after the date on which the Release Requirements are satisfied provided such Change in Control also constitutes a change in the ownership or effective control of the Company or a sale of a substantial portion of the assets of the Company, in accordance with the requirements of section 409A(a)(2)(A)(v) of the Code and Treasury Regulation Section 1.409A-3(i)(5) (or any successor provision) thereunder. If the Release Requirements may be satisfied in more than one calendar year, payments hereunder will be made or begin in the later year.
          (ii) The Executive shall receive continuation of coverage under the medical and dental plans and arrangements of the Company in which the Executive was participating at the time of his termination of employment for 24 months following the Date of Termination; provided that in no event shall the benefits provided (or made available) with respect to any medical or dental plan or arrangement under this clause

5(d)(ii) be materially less favorable to the Executive than the benefits most favorable to the Executive that are provided (or were available) during the one-year period prior to such termination of employment.
          (iii) Payment of $12,000 in a lump sum amount within 30 days after the date of execution of the release specified in clause 5(d)(i) hereof in lieu of providing the continuation for the Severance Period of benefits under welfare benefit plans of the Company, other than medical and dental plans, in which the Executive participates.
          (iv) Payment of a bonus pursuant to subparagraph 3(b) for the fiscal year in which the Date of Termination occurs based on actual performance for such full fiscal year under the applicable bonus plan, determined solely by the achievement of those corporate financial goals and objectives established for the corporate-level senior managers of the Company, including the Executive (and not upon the achievement of any additional operating, strategic or other goals or objectives established only for the Executive, and without the exercise of any negative discretion), multiplied by a fraction, the numerator of which is the number of days that the Executive was employed by the Company during such fiscal year, and the denominator of which is 365 Any prorated bonus payable pursuant to this clause 5(d)(iv) shall be payable at the time that bonuses are payable to senior managers of the Company generally for such fiscal year (and not later than March 15 following the year in which the Date of Termination occurs).
          (v) Payment or grant of a pro rata portion of the Incentive Award pursuant to subparagraph 3(d) for the calendar year in which the Date of Termination occurs determined by multiplying $7,500,000 by a fraction, the numerator of which is the number of days that the Executive was employed by the Company during such calendar year, and the denominator of which is 365. Any prorated Incentive Award payable pursuant to this clause 5(d)(v) shall be payable and/or granted on the Date of Termination.
The foregoing provisions of this subparagraph 5(d) to the contrary notwithstanding, if on the Date of Termination the Executive is a specified employee (within meaning of Treasury Regulation Section 1.409A-1(i)), to the minimum extent required to satisfy section 409A(a)(2)(B)(i) of the Code and Treasury Regulations thereunder, the Executive shall not receive any separation payments or benefits under subparagraph 5(d) during the 6-month period immediately following the Date of Termination. During such 6-month period, to the minimum extent required (if at all so required) to satisfy section 409A of the Code and the Treasury Regulations thereunder, the Executive shall pay to the Company the additional premiums not otherwise payable by the Executive under clause 5(d)(ii) required to continue benefits. The amount of separation payments or benefits that would have been payable to the Executive under this subparagraph 5(d) during the 6-month period following the Date of Termination plus any amount paid by the Executive to continue benefits shall be paid to the Executive on the first regular payroll date following the expiration of such 6-month period together with interest thereon at the short-term applicable federal rate in effect under section 1274(d) of the Code on the Date of Termination. With respect to payments under this Agreement, for purposes of Section 409A of the Code, each payment will be considered one of a series of separate payments.

          (e) Except as may be otherwise specifically provided in an amendment of this subparagraph 5(e) adopted in accordance with paragraph 17, the Executive’s rights under this paragraph 5, and under paragraphs 3(c) and 3(d), shall be in lieu of any benefits that may be otherwise payable to or on behalf of the Executive pursuant to the terms of any severance pay arrangement of the Company or any Subsidiary or any other, similar arrangement of the Company or any Subsidiary providing benefits upon involuntary termination of employment.
     6. Duties on Termination. Subject to the terms and conditions of this Agreement, during the period beginning on the date of delivery of a Notice of Termination, and ending on the Date of Termination, the Executive shall continue to perform his duties as set forth in this Agreement, and shall also perform such services for the Company as are necessary and appropriate for a smooth transition to the Executive’s successor, if any. Notwithstanding the foregoing provisions of this paragraph 6, following the delivery of a Notice of Termination providing for the Executive’s resignation, or delivery by the Company of a Notice of Termination providing for the Executive’s termination of employment for any reason, the Company may accelerate the Date of Termination by written notice to the Executive.
     7. Mitigation; No Offset. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment. Notwithstanding the foregoing, if, following the Date of Termination, the Executive, through subsequent employment or service, becomes eligible to receive any employee benefit that is comparable to an employee benefit being provided to the Executive by the Company pursuant to paragraph 5(d)(ii) hereof, the Company’s obligation to continue to provide such employee benefit to the Executive pursuant to paragraph 5(d)(ii) shall cease. As soon as practicable after the Executive becomes eligible for any such employee benefit, he shall notify the Company in writing of such eligibility. Except as provided in accordance with paragraph 3(g), the Company shall not be entitled to set off against the amounts payable to the Executive under this Agreement any amounts owed to the Company by the Executive, any amounts earned by the Executive in other employment after termination of his employment with the Company, or any amounts which might have been earned by the Executive in other employment had he sought such other employment.
     8. Confidential Information. The Executive agrees that, during the Agreement Term, and at all times thereafter:
          (a) Except as may be required by the lawful order of a court or agency of competent jurisdiction, except as necessary to carry out his duties to the Company and its Subsidiaries, or except to the extent that the Executive has express authorization from the Company, the Executive agrees to keep secret and confidential indefinitely, all Confidential Information, and not to disclose the same, either directly or indirectly, to any other person, firm, or business entity, or to use it in any way.
          (b) To the extent that any court or agency seeks to have the Executive disclose Confidential Information, he shall promptly inform the Company, and he shall take such reasonable steps to prevent disclosure of Confidential Information until the Company has been informed of such requested disclosure, and the Company has an opportunity to respond to such court or agency. To the extent that the Executive obtains information on behalf of the Company or any of the Subsidiaries that may be subject to attorney-client privilege as to the Company’s attorneys, the Executive shall take reasonable steps to maintain the confidentiality of such information and to preserve such privilege.
          (c) Nothing in the foregoing provisions of this paragraph 8 shall be construed so as to prevent the Executive from using, in connection with his employment for himself or an employer other than the Company or any of the Subsidiaries, knowledge which was acquired by him during the course of his employment with the Company and the Subsidiaries, and which is generally known to persons of his experience in other companies in the same industry.
          (d) For purposes of this Agreement, the term “Confidential Information” shall include all non-public information (including, without limitation, information regarding litigation and pending litigation) concerning the Company and the Subsidiaries which was acquired by or disclosed to the Executive during the course of his employment with the Company, or during the course of his consultation with the Company following his Date of Termination (regardless of whether consultation is pursuant to paragraph 10 hereof).
          (e) This paragraph 8 shall not be construed to unreasonably restrict the Executive’s ability to disclose confidential information in an arbitration proceeding or a court proceeding in connection with the assertion of, or defense against any claim of breach of this Agreement in accordance with paragraph 24. If there is a dispute between the Company and the Executive as to whether information may be disclosed in accordance with this subparagraph 8(e) the matter shall be submitted to the arbitrators or the court (whichever is applicable) for decision.
     9. Noncompetition; Nonsolicitation.
          (a) During the Restricted Period (as defined below) the Executive will not, without the Company’s prior written consent, directly or indirectly, for the Executive’s own account or for or on behalf of any other person or entity, whether an officer, director, employee, partner, consultant or otherwise, engage or participate in, directly or indirectly, alone or as principal, agent, employee, employer, consultant, investor or partner of, or assist in the management of, or provide advisory or other services to, or own any stock or any other ownership interest in, or make any financial investment in, any business or entity which is Competitive with the Company (as defined below) or purchase any property which could reasonably be used to provide or develop a business that is Competitive with the Company. For purposes of this Agreement:
          (i) With respect to this subparagraph 9(a), the term “Restricted Period” means the period during which the Executive is employed by the Company and, irrespective of whether the Executive’s employment is terminated prior to, on or after December 31, 2011, if such termination of employment is due to any reason other than (x) a termination by the Company without Cause or (y) a termination by the Executive for Good Reason, the Restricted Period will continue during the period commencing on the date of the Executive’s termination of employment and ending on the first anniversary of such termination of employment.

          (ii) A business or entity shall be considered “Competitive with the Company” if it engages in any of the businesses in which the Company or any of its affiliates engages, including the business of providing distribution facilities or services, the acquisitions of properties for such purpose and the design of business strategies for such purpose. For purposes of the portion of the Restricted Period following the Executive’s termination of employment, the businesses in which the Company or any of its affiliates engages shall be determined as of the Executive’s termination of employment.
          (iii) For periods after the Executive’s termination of employment, a business entity shall not be considered “Competitive with the Company” (as defined in clause (ii) above) for purposes of this Agreement if it builds anything other than industrial warehouses or acquires property for purposes of developing anything other than industrial warehouses and the Executive’s investment in such business or entity does not exceed $10,000,000 with respect to any one transaction or $20,000,000 in the aggregate for all transactions for the portion of the Restricted Period following his Date of Termination.
          (b) While the Executive is employed by the Company or any entity controlled by the Company and for a period of one year after the date the Executive terminates employment for any reason, the Executive covenants and agrees that he will not, whether for himself or for any other person, business, partnership, association, firm, company or corporation, initiate contact with, solicit, divert or take away any of the customers (entities or individuals from which the Company or any entity controlled by the Company receives payment for services) of the Company or entity controlled by the Company or employees of the Company or any entity controlled by the Company, provided such customer or employee (i) was a customer or employee of the Company or any entity controlled by the Company during the Executive’s employment with the Company and (ii is a customer or employee of the Company of any entity controlled by the Company and at the time of such initiation, solicitation or diversion.
     10. Standstill. The Executive agrees that, for the 12-month period immediately following his Date of Termination and provided the Company timely makes the payments described in subparagraph 10(c), without the consent of the Company:
          (a) the Executive will not, and will cause each of his affiliates and his respective Representatives (as defined below) not to, for or on behalf of the Executive, singly or as part of a group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), directly or indirectly: (i) in any manner acquire or propose to acquire in excess of 5% of the voting securities of the Company or material assets of the Company or any rights to acquire in excess of 5% of such voting securities or any such material assets (other than upon the exercise of options or vesting of other awards granted by the Company on or prior to the Date of Termination), (ii) participate in any solicitation of proxies or become a participant in any election contest with respect to the Company or any of its subsidiaries, (iii) form, join or in any way participate in a group with respect to any voting securities of the Company or any of its subsidiaries, (iv) act in concert with any other entity with respect to any voting securities or otherwise act, alone or in concert with others, to seek or offer to control or influence, in any manner, the management, Board or policies of the Company or any of its subsidiaries, (v)

communicate with stockholders of the Company or any of its subsidiaries with regard to any of the foregoing, or (vi) advise, assist or encourage any other person in connection with any of the foregoing; or
          (b) unless specifically invited in writing by the Company, the Executive will not, and will cause each of his Representatives not to make any public announcement with respect to (i) any form of merger, tender or exchange offer, consolidation, business combination, recapitalization, liquidation, dissolution, change of control or other similar transaction with respect to the Company or any of its subsidiaries, (ii) any request to amend, waive or terminate the provisions of this paragraph 10 or (iii) any proposal or other statement inconsistent with the terms of this paragraph 10. For purposes of this paragraph 10, the term “Representatives” includes the Executive’s agents, advisors or any other person or entity acting on behalf of the Executive in connection with any prohibited activity under subparagraph 10(a) (including, without limitation, attorneys, accountants, consultants, bankers, financial advisors and any representatives of his advisors).
          (c) In consideration of the Executive’s agreement and compliance with the provisions of this paragraph 10, the Company shall pay to the Executive an amount equal to his annual Salary as in effect immediately prior to his Date of Termination, which amount shall be paid in substantially equal installments over the one-year period immediately following the Date of Termination in accordance with the normal payroll practices of the Company .
     11. Assistance with Claims. The Executive agrees that, for the period beginning on the Effective Date and continuing for a reasonable period after the Executive’s termination of employment, the Executive will assist the Company and the Subsidiaries in defense of any claims that may be made against the Company and the Subsidiaries, and will assist the Company and the Subsidiaries in the prosecution of any claims that may be made by the Company or the Subsidiaries, to the extent that such claims may relate to services performed by the Executive for the Company and the Subsidiaries. The Executive agrees to promptly inform the Company if he becomes aware of any lawsuits involving such claims that may be filed against the Company or any Subsidiary. The Company agrees to provide legal counsel to the Executive in connection with such assistance (to the extent legally permitted), and to reimburse the Executive for all of the Executive’s reasonable out-of-pocket expenses associated with such assistance, including travel expenses and reasonable legal expenses. The Executive shall choose his legal counsel in his reasonable sole discretion. For periods after the Executive’s employment with the Company terminates, the Company agrees to provide reasonable compensation to the Executive for such assistance. The Executive also agrees to promptly inform the Company if he is asked to assist in any investigation of the Company or the Subsidiaries (or their actions) that may relate to services performed by the Executive for the Company or the Subsidiaries, regardless of whether a lawsuit has then been filed against the Company or the Subsidiaries with respect to such investigation.
     12. Nondisparagement.
          (a) The Executive agrees that he shall not directly (or through any other person or entity) make any public or private statement (whether oral or in writing) that is derogatory or damaging to the Company or any of its Subsidiaries or affiliates, including, but not limited to, their businesses, activities, operations, affairs, products, services, reputation or prospects or any of their officers, employees or directors; provided, however, that this paragraph 12(a) shall not prevent the Executive from having any communications with his immediate family or his financial and tax advisors, accountants or attorneys or from giving testimony pursuant to compulsory process of law.
          (b) The Company agrees that the executive officers, members of the Board and management-level human resources employees of the Company shall not directly (or through any other person or entity) make any public statement or any statement to a third party (whether oral or written) that is derogatory or damaging to the Executive or his business reputation; provided, however, that this subparagraph 12(b) shall not (i) prevent such executive officers, members of the Board or management-level human resources employees of the Company from having any communications with one another or with their legal or professional advisors, or (ii) prevent the Company or any of its representatives from making disclosure that may be required under any applicable law, regulation or rule, including any rule of any securities exchange upon which any securities of the Company are listed, or giving testimony that may be required before any tribunal or administrative agency or pursuant to compulsory process of law or other applicable law.
     13. Equitable Remedies. The Executive acknowledges that the Company would be irreparably injured by a violation of paragraphs 8, 9 or 10 hereof and he agrees that the Company, in addition to any other remedies available to it for such breach or threatened breach, shall be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining the Executive from any actual or threatened breach of any of paragraphs 8, 9 or 10. If a bond is required to be posted in order for the Company to secure an injunction or other equitable remedy, the parties agree that said bond need not be more than a nominal sum.
     14. Nonalienation. Except as otherwise required by law, the interests of the Executive under this Agreement are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Executive or the Executive’s beneficiary.
     15. Withholding. All payments and benefits under this Agreement are subject to withholding of all applicable taxes.
     16. Directors and Officers Insurance. The Executive shall be named as an insured and covered against the same claims and at the same level of insurance under the Directors and Officers insurance purchased by the Company for members of the Board.
     17. Indemnity. To the maximum extent permitted by all of applicable law, the Amended and Restated Declaration of Trust of the Company and the Amended and Restated Bylaws of the Company (in the case of such Declaration of Trust and Bylaws, as in effect on the date hereof), the Company shall indemnify the Executive against, and shall pay and advance to the Executive, all expenses, including, without limitation, attorneys’ fees, disbursements and retainers, accounting and witness fees, travel and deposition costs, expenses of investigations, judicial or administrative proceedings and appeals, amounts paid in settlement by the Executive or on behalf of the Executive, actually incurred by the Executive in connection with any threatened, pending or completed claim, action, suit or proceeding, formal or informal, whether brought in the right of the Company or otherwise and whether of a civil, criminal, administrative or investigative nature, by reason of the fact that the Executive was serving as a director, officer, employee or agent of the Company or its affiliates or was serving at the Company’s request as a director, officer, employee, or agent of another corporation, limited liability company, partnership, joint venture, trust, or other enterprise; provided, however, that the Company shall not be required to advance any such amounts to the Executive unless the Executive furnishes to the Company a written undertaking reasonably satisfactory to the Company to repay to the Company all amounts to be advanced to the Executive by the Company in the event that it is determined in accordance with this paragraph 17 that the Executive is not entitled to any indemnification pursuant to this paragraph 17.
     18. Amendment. This Agreement may be amended or cancelled only by mutual agreement of the parties in writing without the consent of any other person. So long as the Executive lives, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof. In the event of the Executive’s death prior to the date that the Executive receives payment of all amounts due and payable to the Executive under this Agreement, such amounts shall be paid to the Executive’s estate. Without limiting the generality of the foregoing, it is the intent of the parties that all payments hereunder comply with the requirements of section 409A of Code and applicable guidance issued thereunder and that this Agreement shall be interpreted in accordance with such intent. To the extent applicable, this Agreement shall be amended as the parties deem necessary or appropriate to comply with the requirements of section 409A and applicable guidance issued thereunder in a manner that preserves to the extent possible the intended benefits of this Agreement for the parties.
     19. Applicable Law. The provisions of this Agreement shall be construed in accordance with the laws of the State of Colorado, without regard to the conflict of law provisions of any state.
     20. Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, and this Agreement will be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).
     21. Waiver of Breach. No waiver by any party hereto of a breach of any provision of this Agreement by any other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party of any similar or dissimilar provisions and conditions at the same or any prior or subsequent time. The failure of any party hereto to take any action by reason of such breach will not deprive such party of the right to take action at any time while such breach continues.
     22. Successors. This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business , and the successor shall be substituted for the Company under this Agreement.

     23. Notices. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid (provided that international mail shall be sent via overnight or two-day delivery), or sent by prepaid overnight courier to the parties at the addresses set forth below (or such other addresses as shall be specified by the parties by like notice). Such notices, demands, claims and other communications shall be deemed given:
          (a) in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery;
          (b) in the case of certified or registered U.S. mail, 5 days after deposit in the U.S. mail; or
provided, however, that in no event shall any such communications be deemed to be given later than the date they are actually received. Communications that are to be delivered by the U.S. mail or by overnight service or two-day delivery service are to be delivered to the addresses set forth below:
          to the Company:
          4545 Airport Way
          Denver, CO 80239
          Attn: General Counsel
          or to the Executive:
          To his last address shown on the payroll records of the Company
     All notices to the Company shall be directed to the attention of the General Counsel of the Company, with a copy to the Secretary of the Company. Each party, by written notice furnished to the other party, may modify the applicable delivery address, except that notice of change of address shall be effective only upon receipt.
     24. Arbitration of All Disputes. Except as otherwise provided in paragraph 12, any controversy or claim arising out of or relating to this Agreement (or the breach thereof) shall be settled by final, binding and non-appealable arbitration in Colorado by three arbitrators. Except as otherwise expressly provided in this paragraph 24, the arbitration shall be conducted in accordance with the Commercial Rules of the American Arbitration Association (the “Association”) then in effect. One of the arbitrators shall be appointed by the Company, one shall be appointed by the Executive, and the third shall be appointed by the first two arbitrators. If the first two arbitrators cannot agree on the third arbitrator within 30 days of the appointment of the second arbitrator, then the third arbitrator shall be appointed by the Association. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitrators shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. However, either party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, to obtain interim relief or as otherwise required by law, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Company and the Executive. The Company and the Executive acknowledge that this Agreement evidences a transaction involving interstate commerce. Notwithstanding any choice of law provision included in this Agreement, the United States Federal Arbitration Act shall govern the interpretation and enforcement of this arbitration provision.
     25. Legal and Enforcement Costs. The provisions of this paragraph 25 shall apply if it becomes necessary or desirable for the Executive to retain legal counsel or incur other costs and expenses in connection with any proceeding to enforce any or all of his rights under this Agreement:
          (a) Subject to paragraph 25(d) hereof, the Executive shall be entitled to recover from the Company reasonable attorneys’ fees, costs and expenses incurred by him in connection with such enforcement, provided that the Executive shall only be reimbursed for attorneys’ fees, costs or expenses incurred after, or during the 10 day period preceding, written notice to the Company that he intends to seek recovery from the Company under this paragraph 25.
          (b) The Company shall advance to the Executive (or directly to the Executive’s attorneys) reasonable attorneys’ fees, experts’ fees, costs and expenses incurred by the Executive in accordance with this paragraph 25 following submission by the Executive to the Company in accordance with paragraph 26 hereof of appropriate documentation (redacted for privilege, if appropriate) evidencing the incurrence of such attorneys’ fees, costs and expenses; provided, however, that the Company shall not be required to advance any such amounts to the Executive unless the Executive furnishes to the Company a written undertaking reasonably satisfactory to the Company to repay to the Company all amounts to be advanced to the Executive by the Company in the event that it is determined in accordance with paragraph 25(d) hereof that the Executive is not entitled to recover such attorneys’ fees, costs or expenses from the Company.
          (c) The Executive shall be entitled to select his legal counsel; provided, however, that such right of selection shall not affect the requirement that any costs and expenses reimbursable under this paragraph 25 be reasonable.
          (d) Respecting any proceeding under paragraph 12 or 24, if the Executive is not successful on the merits of at least one material issue in dispute in such proceeding or to the extent that the arbitrators in such proceeding shall determine that under the circumstances recovery by the Executive of all or a part of any such fees and costs and expenses would be unjust or inappropriate, the Executive shall not be entitled to such recovery; and to the extent that such amounts shall have been recovered by the Executive previously, the Executive shall repay such amounts to the Company. If the Executive initiated such proceeding and is successful on the merits of at least one material issue in dispute in such proceeding, but is not successful on the merits of all material issues set forth in the Executive’s demand for arbitration in such proceeding, the Executive shall be entitled to a pro rata portion of such attorneys’ fees, costs and expenses based upon the ratio of the amount in controversy with respect to which the Executive was successful in such proceeding to the total amount in controversy pursuant to the Executive’s demand for arbitration in such proceeding, unless the arbitrators in such proceeding shall determine that under the circumstances that recovery by the Executive of such lesser amount of the Executive’s fees, costs and expenses would be unjust or inappropriate.
     26. Payment of Reimbursable Expenses. Any reimbursement (including any reimbursement under paragraph 11 or advancement under paragraph 17) payable to the Executive pursuant to this Agreement shall be conditioned on the submission by the Executive of all expense reports (or invoices with respect to any advancement under paragraph 17) reasonably required by the Company under any applicable expense reimbursement policy, and shall be paid to the Executive within 30 days following receipt of such expense reports (or invoices redacted for privilege as may be appropriate), but in no event later than the last day of the calendar year following the calendar year in which the Executive incurred the reimbursable expense. Any amount of expenses eligible for reimbursement during a calendar year shall not affect the expenses eligibility for reimbursement during any other calendar year. The right to reimbursement pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit.
     27. Survival of Agreement. Except as otherwise expressly provided in this Agreement, the rights and obligations of the parties to this Agreement, including, without limitation, the rights and obligations pursuant to subparagraph 3(f) and paragraph 5 hereof, shall survive the termination of the Executive’s employment with the Company. Notwithstanding any other provision of this Agreement, unless otherwise expressly agreed to in writing by the Company, the respective obligations of the parties contained in paragraphs 5, 7, 8, 9, 10, 11, 12, 16, 17, 25, 26, 30, this paragraph 27, and clauses 3(d)(ii) and 3(d)(iii), as well as all earned and vested amounts and benefits hereunder, shall survive the termination of the Executive’s employment with the Company, the end of the Agreement Term and any termination of this Agreement.
     28. Entire Agreement. Except as otherwise noted herein or in any separation agreement subsequently entered into by the Executive and the Company, this Agreement, including any Exhibit(s) attached hereto, constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior and contemporaneous agreements between the parties relating to the subject matter hereof, including, without limitation, the Executive Protection Agreement, dated as of March 15, 2005, the Confidentiality and Noncompetition Agreement, dated as of September 8, 1997, the Indemnification Agreement dated September 2, 1996, the Amended and Restated Employment Agreement dated February 6, 2008, and the Prior Employment Agreement in each case between the Company and the Executive (collectively the “Prior Agreements”), and the Prior Agreements are hereby terminated and shall be of no further force or effect. Notwithstanding the foregoing, in no event shall this Agreement have the effect of accelerating into 2008 any payment or benefit which would have otherwise been provided under the Prior Agreements in a later year or deferring to a year after 2008 any payment or benefit which would otherwise have been provided under the Prior Agreements in 2008, in any case, to the extent that such payment or benefit is subject to section 409A of the Code.

     29. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original but both of which together will constitute one and the same instrument. One or more counterparts of this Agreement may be delivered by facsimile, with the intention that delivery by such means shall have the same effect as delivery of an original counterpart thereof.
     30. Make-Whole Payments. The following shall apply with respect to amounts payable to or on behalf of the Executive relating to any Change in Control that occurs after the Effective Date:
          (a) Subject to the following provisions of this paragraph 30, if any payment or benefit to which the Executive is entitled from the Company, any affiliate, or trusts established by the Company or by any affiliate (a “Payment”) is subject to any tax under section 4999 of the Code, or any similar federal or state law (an “Excise Tax”), the Company shall pay to the Executive an additional amount (the “Make-Whole Amount”) which is equal to (i) the amount of the Excise Tax, plus (ii) the aggregate amount of any interest, penalties, fines or additions to any tax which are imposed in connection with the imposition of such Excise Tax, plus (iii) all income, excise and other applicable taxes imposed on the Executive under the laws of any Federal, state or local government or taxing authority by reason of the payments required under clause (i) and clause (ii) and this clause (iii). Notwithstanding the foregoing provisions of this subparagraph 30(a), if it shall be determined that the Executive is entitled to a Make-Whole Amount, but that the Executive, after taking into account the Payments and the Make-Whole Amount, would not receive a net after-tax benefit (taking into account both income taxes and any Excise Tax) which is at least ten percent (10%) greater than the net after-tax proceeds to the Executive resulting from an elimination of the Make-Whole Amount and a reduction of the Payments, in the aggregate, to an amount (the “Reduced Amount”) that is one dollar less than the smallest amount that would give rise to any Excise Tax, then no Make-Whole Amount shall be paid to the Executive and the Payments, in the aggregate, shall be reduced to the Reduced Amount.
          (b) For purposes of determining the Make-Whole Amount, the Executive shall be deemed to be taxed at the highest marginal rate under all applicable local, state, federal and foreign income tax laws for the year in which the Make-Whole Amount is paid. The Make-Whole Amount payable with respect to an Excise Tax shall be paid by the Company within 60 days following the Payment with respect to which such Excise Tax relates.
          (c) All calculations under this paragraph 30 shall be made initially by the Company and the Company shall provide prompt written notice thereof to the Executive to enable the Executive to timely file all applicable tax returns. Upon request of the Executive, the Company shall provide the Executive with sufficient tax and compensation data to enable the Executive or his tax advisor to independently make the calculations described in paragraph 30(b) above and the Company shall reimburse the Executive for reasonable fees and expenses incurred for any such verification.
          (d) If the Executive gives written notice to the Company of any objection to the results of the Company’s calculations within 60 days of the Executive’s receipt of written notice thereof, the dispute shall be referred for determination to tax counsel selected by the independent auditors of the Company (“Tax Counsel”). The Company shall pay all fees and expenses of such Tax Counsel. Pending such determination by Tax Counsel, the Company shall pay the Executive the Make-Whole Amount as determined by it in good faith. The Company shall pay the Executive any additional amount determined by Tax Counsel to be due under this paragraph 30 (together with interest thereon at a rate equal to the short-term applicable federal rate determined under section 1274(d) of the Code) promptly after such determination, but in no event later than the end of the calendar year next following the calendar year in which the applicable tax is remitted to the Tax Authority, as defined in paragraph 30(e) hereof.
          (e) The determination by Tax Counsel shall be conclusive and binding upon all parties unless the Internal Revenue Service, a court of competent jurisdiction, or such other duly empowered governmental body or agency (a “Tax Authority”) determines that the Executive owes a greater or lesser amount of Excise Tax with respect to any Payment than the amount determined by Tax Counsel.
          (f) If a Taxing Authority makes a claim against the Executive which, if successful, would require the Company to make a payment under this paragraph 30, the Executive agrees to contest the claim on request of the Company subject to the following conditions:
          (i) The Executive shall notify the Company of any such claim within 10 days of becoming aware thereof. In the event that the Company desires the claim to be contested, it shall promptly (but in no event more than 30 days after the notice from the Executive or such shorter time as the Taxing Authority may specify for responding to such claim) request the Executive to contest the claim. The Executive shall not make any payment of any tax which is the subject of the claim before the Executive has given the notice or during the 30-day period thereafter unless the Executive receives written instructions from the Company to make such payment together with an advance of funds sufficient to make the requested payment plus any amounts payable under this paragraph 30 determined as if such advance were an Excise Tax, in which case the Executive will act promptly in accordance with such instructions.
          (ii) If the Company so requests, the Executive will contest the claim by either paying the tax claimed and suing for a refund in the appropriate court or contesting the claim in the United States Tax Court or other appropriate court, as directed by the Company; provided, however, that any request by the Company for the Executive to pay the tax shall be accompanied by an advance from the Company to the Executive of funds sufficient to make the requested payment plus any amounts payable under this paragraph 30 determined as if such advance were an Excise Tax. If directed by the Company in writing the Executive will take all action necessary to compromise or settle the claim, but in no event will the Executive compromise or settle the claim or cease to contest the claim without the written consent of the Company; provided, however, that the Executive may take any such action if the Executive waives in writing his right to a payment under this paragraph 30 for any amounts payable in connection with such claim. The Executive agrees to cooperate in good faith with the Company in contesting the claim and to comply with any reasonable request from the Company concerning the contest of the claim, including the pursuit of administrative remedies, the appropriate forum for any judicial proceedings, and the legal basis for contesting the claim. Upon request of the Company, the Executive shall take appropriate appeals of any judgment or decision that would require the Company to make a payment under this paragraph 30. Provided that the Executive is in compliance with the provisions of this clause 30(f)(ii), the Company shall be liable for and indemnify the Executive against any loss in connection with, and all costs and expenses, including attorney’s fees, which may be incurred as a result of, contesting the claim, and shall provide to the Executive within 30 days after each written request therefor by the Executive cash advances or reimbursement for all such costs and expenses actually incurred or reasonably expected to be incurred by the Executive as a result of contesting the claim.
          (iii) Should a Tax Authority finally determine that an additional Excise Tax is owed, then the Company shall pay an additional Make-Up Amount to the Executive in a manner consistent with this paragraph 30 with respect to any additional Excise Tax and any assessed interest, fines, or penalties. If any Excise Tax as calculated by the Company or Tax Counsel, as the case may be, is finally determined by a Tax Authority to exceed the amount required to be paid under applicable law, then the Executive shall repay such excess to the Company within 30 days of such determination; provided that such repayment shall be reduced by the amount of any taxes paid by the Executive on such excess which is not offset by the tax benefit attributable to the repayment.
     IN WITNESS THEREOF, the Executive has hereunto set his hand, and the Company has caused these presents to be executed in its name and on its behalf, all as of the Effective Date.

PROLOGIS
By:	/s/ Stephen L. Feinberg
Name:	Stephen L. Feinberg
Chairman of the Board of Trustees

/s/ Walter C. Rakowich
Walter C. Rakowich

EXHIBIT A
AGREEMENT AND GENERAL RELEASE
     THIS AGREEMENT AND GENERAL RELEASE (this “Agreement” or this “Release”) is made and entered into as of this ___ day of ___, ___, by and between ProLogis (“ProLogis”), and Walter C. Rakowich (the “Executive”).
     FOR VALUABLE CONSIDERATION, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
     1. Termination of Employment. ProLogis and the Executive agree that the Executive’s employment with ProLogis will cease, effective on ___, which shall be referred to herein as the “Termination Date.” The Executive’s participation in all ProLogis benefit plans will cease on the Termination Date, except as otherwise expressly provided in the Employment Agreement, dated March 14, 2008, between ProLogis and the Executive (the “Employment Agreement”), or as otherwise specifically provided under the applicable plan. In addition, the Executive’s current ProLogis email and telephone accounts will remain active and useable by the Executive until the Termination Date. The Executive further agrees that he will not hereafter seek reinstatement, recall or reemployment with ProLogis.
     2. Severance Payments and Benefits. The Executive shall receive the severance payments and benefits to which he is entitled pursuant to the Employment Agreement in accordance with the terms and subject to the conditions thereof, which are summarized on the Schedule attached hereto.
     3. General Release. In consideration of the payments to be made by ProLogis to the Executive in Paragraph 2 above, the Executive, with full understanding of the contents and legal effect of this Release and having the right and opportunity to consult with his counsel, releases and discharges ProLogis, its officers, directors, board members, supervisors, managers, employees, agents, representatives, attorneys, divisions, subsidiaries and affiliates, and all related entities of any kind or nature, and its and their predecessors, successors, heirs, executors, administrators, and assigns (collectively, the “ProLogis Released Parties”) from any and all claims, actions, causes of action, grievances, suits, charges, or complaints of any kind or nature whatsoever, that he ever had or now has, whether fixed or contingent, liquidated or unliquidated, known or unknown, suspected or unsuspected, and whether arising in tort, contract, statute, or equity, before any federal, state, local, or private court, agency, arbitrator, mediator, or other entity, regardless of the relief or remedy. Without limiting the generality of the foregoing, it being the intention of the parties to make this Release as broad and as general as the law permits, this Release specifically includes any and all subject matters and claims arising from any alleged violation by the Released Parties under the Age Discrimination in Employment Act of 1967, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1866, as amended by the Civil Rights Act of 1991 (42 U.S.C. § 1981); the Rehabilitation Act of 1973, as amended; the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); the Colorado Anti-Discrimination Act, and other similar state or local laws; the Americans with Disabilities Act; the Worker Adjustment and Retraining Notification Act; the Equal Pay Act;

Executive Order 11246; Executive Order 11141; and any other statutory claim, employment or other contract or implied contract claim or common law claim for wrongful discharge, breach of an implied covenant of good faith and fair dealing, defamation, or invasion of privacy arising out of or involving his employment with ProLogis, the termination of his employment with ProLogis, or involving any continuing effects of his employment with ProLogis or termination of employment with ProLogis. The Executive further acknowledges that he is aware that statutes exist that render null and void releases and discharges of any claims, rights, demands, liabilities, action and causes of action which are unknown to the releasing or discharging part at the time of execution of the release and discharge. The Executive hereby expressly waives, surrenders and agrees to forego any protection to which he would otherwise be entitled by virtue of the existence of any such statute in any jurisdiction including, but not limited to, the State of Colorado. The foregoing release and discharge under this Paragraph 3 to the contrary notwithstanding, the Executive does not release or discharge any ProLogis Released Party respecting (i) the Executive’s rights to indemnification and coverage under applicable directors and officers liability insurance pursuant to paragraphs 17 and 16, respectively, of the Employment Agreement, as well as any rights to reimbursement or recovery of expenses pursuant to paragraphs 26, and 25, respectively, (ii) all accrued and vested benefits under all employee pension and welfare benefit plans (within the meaning of sections 3(1) and 3(2)(A) of ERISA) in which the Executive participated immediately prior to the Termination Date, (iii) such rights and benefits as may not be released pursuant to applicable law, or (iv) any rights to continuing payments, vesting or other consideration under subparagraphs 3(c) or 3(d) or paragraphs 5 or 10 of the Employment Agreement.
     4. Covenant Not to Sue. The Executive agrees not to bring, file, charge, claim, sue or cause, assist, or permit to be brought, filed, charged or claimed any action, cause of action, or proceeding regarding or in any way related to any of the claims described in Paragraph 3 hereof, and further agrees that his Release is, will constitute and may be pleaded as, a bar to any such claim, action, cause of action or proceeding. If any government agency or court assumes jurisdiction of any charge, complaint, or cause of action covered by this Release, the Executive will not seek and will not accept any personal equitable or monetary relief in connection with such investigation, civil action, suit or legal proceeding.
     5. Severability. If any provision of this Release shall be found by a court to be invalid or unenforceable, in whole or in part, then such provision shall be construed and/or modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Release, as the case may require, and this Release shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be. The parties further agree to seek a lawful substitute for any provision found to be unlawful; provided, that, if the parties are unable to agree upon a lawful substitute, the parties desire and request that a court or other authority called upon to decide the enforceability of this Release modify the Release so that, once modified, the Release will be enforceable to the maximum extent permitted by the law in existence at the time of the requested enforcement.
     6. Waiver. A waiver by ProLogis of a breach of any provision of this Release by the Executive shall not operate or be construed as a waiver or estoppel of any subsequent breach by the Executive. No waiver shall be valid unless in writing and signed by an authorized officer of ProLogis.
     7. Return of ProLogis Materials. The Executive represents that he has returned all ProLogis property and all originals and all copies, including electronic and hard copy, of all documents, within his possession at the time of the execution of this Agreement, including but not limited to a laptop computer, printer, cellular phone, keys and credit card. The Executive’s rolodex (or other tangible or electronic address book) and his cellular telephone number are the Executive’s personal property.
     8. Representation. The Executive hereby agrees that this Release is given knowingly and voluntarily and acknowledges that:
          (a) this Agreement is written in a manner understood by the Executive;
          (b) this Release refers to and waives any and all rights or claims that he may have arising under the Age Discrimination in Employment Act, as amended;
          (c) the Executive has not waived any rights arising after the date of this Agreement;
          (d) the Executive has received valuable consideration in exchange for this Release in addition to amounts the Executive is already entitled to receive; and
          (e) the Executive has been advised to consult with an attorney prior to executing this Agreement.
     9. Consideration and Revocation. The Executive is receiving this Agreement on ___, and Executive shall be given twenty one (21) days from receipt of this Agreement to consider whether to sign the Agreement. The Executive agrees that changes or modifications to this Agreement do not restart or otherwise extend the above twenty-one (21) day period. Moreover, the Executive shall have seven (7) days following execution to revoke this Agreement in writing to [insert title of officer of the Company] and this Agreement shall not take effect until those seven (7) days have ended.
     10. Amendment. This Release may not be altered, amended, or modified except in writing signed by both the Executive and ProLogis.
     11. Joint Participation. The parties hereto participated jointly in the negotiation and preparation of this Release, and each party has had the opportunity to obtain the advice of legal counsel and to review and comment upon this Release. Accordingly, it is agreed that no rule of construction shall apply against any party or in favor of any party. This Release shall be construed as if the parties jointly prepared this Release, and any uncertainty or ambiguity shall not be interpreted against one party and in favor of the other.
     12. Binding Effect; Assignment. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the parties and their respective successors, heirs, representatives and permitted assigns. Neither party may assign its respective interests hereunder without the express written consent of the other party, except that ProLogis will honor any written instructions about the direction of severance payments included in the Executive’s will or other estate planning documents.
     13. Applicable Law. This Release shall be governed by, and construed in accordance with, the laws of the State of Colorado.
     14. Execution of Release. This Release may be executed in two counterparts, each of which shall be considered an original, but which when taken together, shall constitute one Release.
     PLEASE READ THIS AGREEMENT AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT. THIS AGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, INCLUDING THOSE UNDER THE FEDERAL AGE DISCRIMINATION IN EMPLOYMENT ACT, AND OTHER FEDERAL, STATE AND LOCAL LAWS PROHIBITING DISCRIMINATION IN EMPLOYMENT.
     If the Executive signs this Agreement less than 21 days after he receives it from ProLogis, he confirms that he does so voluntarily and without any pressure or coercion from anyone at the ProLogis.
     IN WITNESS WHEREOF, the Executive and PROLOGIS have voluntarily signed this Agreement and General Release on the date set forth above.

ProLogis	Executive

By:

Its:

Walter C. Rakowich

Date	Date

SCHEDULE

Agreement Paragraph	Description, $ Amount, Benefit